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                                                                    Exhibit 99.8


                                  CONTACT:     James W. Swent
                                               Chief Executive Officer
                                               American Pad & Paper Co.
                                               (972) 733-6200
FOR IMMEDIATE RELEASE
                                               Robert P. Jones/Theresa Schillero
                                               Leslie Feldman -Press
                                               (212) 850-5600
                                               Ken Pieper
                                               (972) 663-9390
                                               Morgen-Walke Associates



            AMERICAN PAD & PAPER COMPANY CREATES EXECUTIVE OFFICE -
                    APPOINTS WILLIAM L. MORGAN AS EXECUTIVE
                           VICE PRESIDENT, OPERATIONS

       DALLAS, Texas, July 20, 1998 -American Pad & Paper Company (NYSE: AGP) (AP&P) today announced the creation of an Executive Office and the appointment of William L. Morgan, 59, to the position Executive Vice President, Operations.

       Comprising the Executive Office will be James W. Swent III, 47, Chief Executive Officer, Timothy E. Needham, 49, President and Chief Operating Officer, and Mr. Morgan, all of whom will share joint leadership of the Company.

       Mr. Morgan has over 35 years manufacturing and operations experience with publicly traded, multi-national manufacturing companies in large scale, entrepreneurial and fast growth industries. His most recent position was President, Transmission, Connection and Broadband Systems, with Northern Telecom. Prior to this assignment he held numerous senior executive positions with Fujitsu, Memorex, and Texas Instruments. In his new position he will be responsible for all the Company's manufacturing and operations activities, including purchasing, planning, and distribution.

       Mr. Morgan received his bachelor's degree in Mechanical Engineering from Southern Methodist University in 1962 and currently resides in McKinney, Texas with his wife, Sally.

       Commenting on the appointment, James W. Swent, III, Chief Executive Officer, stated, "A cornerstone of AP&P's strategy is to continue to align ourselves with world class customers in the markets we serve. These customers demand excellence from us in everything we do. I am extremely pleased to have someone with Bill's extensive expertise in building world class manufacturing, logistics, operations and customer service join our organization. I am confident that with the combination of Bill, Tim, and his more than 25 years of paper industry experience, and myself working in joint partnership to manage and lead this Company, we will progress to the next level."

       "As a Company we have a wealth of experience in the paper and converting industries, but we need experience in high growth, fast-paced operations and logistics support", added Timothy E. Needham, President and Chief Operating Officer. "Bill brings this to American Pad & Paper and will be a valuable addition to our team and our future."

       American Pad & Paper Company is a leading manufacturer and marketer of paper-based office products in North America. In its 22 U.S. facilities, the company manufacturers and distributes writing pads, file folders, machine papers, envelopes and other office products. Name brands include Ampad, Century, Embassy, Gold Fibre, Huxley, Karolton, Kent, Peel & Seel, SCM, Williamhouse and World Fibre.
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